Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Gold Resource Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-214958 and 333-171779) on Form S-8 and the registration statements (Nos. 333-214960 and 333-196200) on Form S-3 of Gold Resource Corporation of our report dated March 8, 2016, with respect to the consolidated financial statements as of December 31, 2015, and for each of the years in the two-year period ended December 31, 2015, which report appears in the December 31, 2016 annual report on Form 10-K of Gold Resource Corporation and subsidiaries.

/s/ KPMG LLP

Denver, Colorado

February 28, 2017